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                                   EXHIBIT 99

                                                     Contact:  Richard C. Baylor

                                                     PHONE:     740-435-2020

                                  PRESS RELEASE

RELEASE DATE:  JULY 23, 2003                RELEASE TIME:        4:30 PM


                 BAYLOR TO PRESENT AT KBW CONFERENCE IN NEW YORK

CAMBRIDGE, OH - Camco Financial Corporation [NASDAQ symbol - "CAFI"] Richard C. Baylor, President/CEO of Camco Financial Corporation and Advantage Bank will make a presentation at the Keefe, Bruyette & Woods' Fourth Annual Community Bank Investor Conference in New York on July 31, 2003 at 10:00 a.m. eastern time.

The two-day conference has an audience of institutional and high net worth investors and analysts. Camco is one of 70 community banks presenting. The asset sizes of the presenters range from $100 million to $30 billion with the median at $1 billion. The conference will feature a live web cast on the KBW website. Please log on to, www.kbw.com at the time of Camco's presentation and click on the Conference icon to view the presentation live. The presentation slides will be made available on the "Press Releases" page of the company's website at www.camcofinancial.com.

"Camco welcomes this opportunity and would expect to take advantage of other such opportunities in the future as we continue to grow and attract a broader investor base," noted Baylor.

Camco Financial Corporation, with assets of $1.08 billion is headquartered in Cambridge, Ohio. Through its subsidiaries, Camco offers community banking, mortgage banking and title services from 33 offices in 23 communities in Ohio, Kentucky and West Virginia.


Additional information about Camco Financial Corporation may be found on Camco's website:

www.camcofinancial.com.



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